EXHIBIT 4

Edwards Lifesciences Corporation
Long-Term Stock Incentive Compensation Program

(as Amended and Restated on February 22, 2024)

Table of Contents
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Article 1. Establishment, Objectives, and Duration    1

Article 2. Definitions    1

Article 3. Administration    4

Article 4. Eligibility and Participation    4

Article 5. Shares Subject to the Program and Maximum Awards    4

Article 6. Stock Options    6

Article 7. Restricted Stock    7

Article 8. Restricted Stock Units    8

Article 9. Beneficiary Designation    9

Article 10. Deferrals    9

Article 11. Rights of Employees and Contractors    9

Article 12. Change in Control    10

Article 13. Amendment, Modification, and Termination    10

Article 14. Compliance with Applicable Law and Withholding    10

Article 15. Indemnification    11

Article 16. Successors    11

Article 17. Legal Construction    12

Article 18. Recoupment Policy    12

EDWARDS LIFESCIENCES CORPORATION
LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM
(Amended and Restated as of February 22, 2024)
Article 1. Establishment, Objectives, and Duration
1.1 Establishment of the Program. Edwards Lifesciences Corporation, a Delaware corporation (hereinafter referred to as the “Company”), hereby amends and restates the incentive compensation plan established April 1, 2000 and known as the “Edwards Lifesciences Corporation Long-Term Stock Incentive Compensation Program” (hereinafter, as amended and restated, referred to as the “Program”), as set forth in this document. The Program permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock and Restricted Stock Units.
The Program became effective as of April 1, 2000 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.
The Program was amended and restated effective as of July 12, 2000, May 8, 2002, February 20, 2003, February 17, 2005, February 16, 2006, March 6, 2007, February 14, 2008, March 21, 2008, March 20, 2009, February 11, 2010, further amended on March 23, 2010, further amended and restated as of February 10, 2011, May 12, 2011, February 16, 2012, February 21, 2013, February 20, 2014, further amended on November 13, 2014, and further amended and restated as of February 19, 2015, February 25, 2016, February 23, 2017, May 7, 2020, and February 22, 2024.
1.2 Objectives of the Program. The objectives of the Program are to optimize the profitability and growth of the Company through long-term incentives which are consistent with the Company’s goals and which link the personal interests of Participants to those of the Company’s stockholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.
The Program is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.
1.3 Duration of the Program. The Program shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board to amend or terminate the Program at any time pursuant to Article 13 hereof, until all Shares subject to it shall have been purchased or acquired according to the Program’s provisions. However, in no event may an Award be granted under the Program on or after February 21, 2034.
Article 2. Definitions
Whenever used in the Program, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:
2.1    “Award” means, individually or collectively, a grant under this Program of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock or Restricted Stock Units.
2.2    “Award Agreement” means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Program.
2.3    “Board” or “Board of Directors” means the Board of Directors of the Company.
2.4    “Change in Control” of the Company shall mean the occurrence of any one of the following events:
(a)    Any “Person”, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the “beneficial owner” (as defined in

Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or
(b)    During any period of not more than twenty-four (24) months, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.4(a), 2.4(c), or 2.4(d) of this Section 2.4) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or
(c)    The consummation of a merger or consolidation of the Company with any other entity, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; or
(d)    The Company’s stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).
2.5    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.6    “Committee” means the Compensation and Governance Committee or any other committee appointed by the Board to administer Awards to Participants, as specified in Article 3 herein.
2.7    “Company” means Edwards Lifesciences Corporation, a Delaware corporation, and any successor thereto as provided in Article 16 herein.
2.8    “Contractor” means an individual providing services to the Company or a Subsidiary who is not an Employee or member of the Board, as well as an individual who is a member of the board of directors of a Subsidiary and who is not an Employee or member of the Board, and who does not participate in the Edwards Lifesciences Corporation Nonemployee Directors and Consultants Stock Incentive Program.
2.9    “Disability” shall have the meaning ascribed to such term in the Participant’s governing long-term disability plan, or if no such plan exists, at the discretion of the Board.
2.10    “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.
2.11    “Employee” means any employee of the Company or of a Subsidiary of the Company. Directors who are employed by the Company or by a Subsidiary shall be considered Employees under this Program.
2.12    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
2.13    “Fair Market Value” means, the closing price of a share of Common Stock as reported on the New York Stock Exchange on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported.

2.14    “Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.
2.15    “Insider” shall mean an individual who is, on the relevant date, an officer of the Company, director of the Company, or beneficial owner of more than ten percent (10%) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.
2.16    “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.
2.17    “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.
2.18    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
2.19    “Participant” means an Employee or Contractor who has been selected to receive an Award or who has outstanding an Award granted under the Program.
2.20    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7 herein.
2.21    “Restricted Stock” means an Award granted to a Participant pursuant to Article 7 herein.
2.22    “Restricted Stock Units” means an Award granted to a Participant pursuant to Article 8 herein.
2.23    “Retirement” means, unless otherwise defined in the applicable Award Agreement, any termination of an Employee’s employment or a Contractor’s service after age fifty-five (55) other than due to death, Disability or Cause, provided that such Employee or Contractor has at least a combined ten (10) years of service with the Company and Baxter International Inc. A Participant’s number of years of service with the Company and Baxter International Inc. shall be determined by calculating the number of complete twelve-month (12) periods of employment from the Participant’s original date of hire as an Employee or Contractor with the Company or Baxter International Inc. to the Participant’s date of employment or service termination. Employment or service with Baxter International Inc. shall be included for purposes of determining qualification for Retirement only to the extent that such employment or service immediately, and without any break, precedes employment or service with the Company. For purposes of this definition, unless defined otherwise in the applicable Award Agreement, “Cause” means: (a) a Participant’s willful and continued failure to substantially perform his duties with the Company or a Subsidiary (other than any such failure resulting from Disability); (b) a Participant’s willfully engaging in conduct that is demonstrably and materially injurious to the Company or a Subsidiary, monetarily or otherwise; or (c) a Participant’s having been convicted of a felony. For the purpose of determining “Cause,” no act, or failure to act, on a Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Company or a Subsidiary.
2.24    “Shares” means the shares of common stock of the Company.
2.25    “Subsidiary” means any business, whether or not incorporated, in which the Company beneficially owns, directly or indirectly through another entity or entities, securities or interests representing more than fifty percent (50%) of the combined voting power of the voting securities or voting interests of such business.

Article 3. Administration
3.1 General. The Program shall be administered by the Compensation and Governance Committee of the Board, or by any other Committee appointed by the Board, which shall consist of two (2) or more nonemployee directors within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, in the judgement of and except as otherwise determined by the Board. Any Committee administering the Program shall be comprised entirely of directors. The members of the Committee shall be appointed from time to time by, and shall serve at the sole discretion of, the Board.
The Committee shall have the authority to delegate administrative duties to officers, Employees, or directors of the Company; provided, however, that the Committee shall not be able to delegate its authority with respect to granting Awards to Insiders.
3.2 Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions of the Program, the Committee shall have the authority to: (a) interpret the provisions of the Program, and prescribe, amend, and rescind rules and procedures relating to the Program; (b) grant Awards under the Program, in such forms and amounts and subject to such terms and conditions as it deems appropriate, including, without limitation, Awards which are made in combination with or in tandem with other Awards (whether or not contemporaneously granted) or compensation or in lieu of current or deferred compensation; (c) subject to Article 13, modify the terms of, cancel and reissue, or repurchase outstanding Awards; (d) prescribe the form of agreement, certificate, or other instrument evidencing any Award under the Program; (e) correct any defect or omission and reconcile any inconsistency in the Program or in any Award hereunder; (f) design Awards to satisfy requirements to make such Awards tax-advantaged to Participants in any jurisdiction or for any other reason that the Company desires; and (g) make all other determinations and take all other actions as it deems necessary or desirable for the administration of the Program; provided, however, that no outstanding Option will be (i) amended to lower the exercise price, (ii) canceled, exchanged or surrendered in exchange for cash or other awards for the purpose of repricing the Option, or (iii) canceled, exchanged or surrendered for the purpose of reissuing such Option to a Participant at a lower exercise price (other than, in each case, pursuant to Section 5.4) without the approval of the Company’s stockholders. The determination of the Committee on matters within its authority shall be conclusive and binding on the Company and all other persons. The Committee shall comply with all applicable laws in administering the Plan. As permitted by law (and subject to Section 3.1 herein), the Committee may delegate its authority as identified herein.
3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Program and all related orders and resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, directors, Employees, Contractors, Participants, and their estates and beneficiaries.
Article 4. Eligibility and Participation
4.1 Eligibility. Persons eligible to participate in this Program shall include all Employees and Contractors. Members of the Board who are not Employees of the Company shall not be eligible to participate in the Program.
4.2 Actual Participation. Subject to the provisions of the Program, the Committee may, from time to time, select from all eligible Employees and Contractors those to whom Awards shall be granted and shall determine the nature and amount of each Award.
Article 5. Shares Subject to the Program and Maximum Awards; Minimum Vesting
5.1 Number of Shares Available for Grants. Subject to adjustment as provided in Section 5.4 herein, the number of Shares hereby reserved for delivery to Participants under the Program shall be three hundred thirty-four million five hundred thousand (334,500,000) Shares. The maximum number of Shares that may be delivered pursuant to Options qualified as ISOs granted under the Program is three hundred thirty-four million five hundred thousand (334,500,000) Shares. No more than thirty-five million six hundred thousand (35,600,000) Shares reserved for issuance under the Program may be granted in the form of Shares of Restricted Stock or Restricted Stock Units.

5.2 Type of Shares. Shares issued under the Program in connection with Stock Options or Restricted Stock Units may be authorized and unissued Shares or issued Shares held as treasury Shares. Shares issued under the Program in connection with Restricted Stock shall be issued Shares held as treasury Shares; provided, however, that authorized and unissued Shares may be issued in connection with Restricted Stock to the extent that the Committee determines that past services of the Participant constitute adequate consideration for at least the par value thereof.
5.3 Reuse of Shares.
(a)    General. In the event of the expiration or termination (by reason of forfeiture, expiration, cancellation, surrender, failure to vest or otherwise) of any Award under the Program, that number of Shares that was subject to the Award but not delivered shall again be available for subsequent Awards under the Program.
(b)    Restricted Stock and Restricted Stock Units. In the event that Shares are delivered under the Program as Restricted Stock and are thereafter forfeited or reacquired by the Company pursuant to rights reserved upon the grant thereof, such forfeited or reacquired Shares shall again be available for subsequent Awards under the Program.
(c)    Limitations. Notwithstanding the provisions of Sections 5.3(a) above, the following Shares shall not be available for reissuance under the Program: (i) Shares which are exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Option; and (ii) Shares which are exchanged by a Participant or withheld by the Company as full or partial payment of the Option Price upon the exercise of an Option. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Program that is a Restricted Stock or Restricted Stock Unit Award granted under the Program, as well as any Shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Restricted Stock or Restricted Stock Unit Award granted under the Program, shall be available for subsequent Awards under the Program.
5.4 Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368), or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under Section 5.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Program, and in the Award limits set forth in Section 5.1, as shall be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number. In a stock-for-stock acquisition of the Company, the Committee may, in its sole discretion, substitute securities of another issuer for any Shares subject to outstanding Awards.
5.5 International Awards. One or more Awards may be granted to Participants who provide services to the Company or a Subsidiary outside of the United States. Any Awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, approved by the Committee.
5.6 Minimum Vesting Requirements. Except for any accelerated vesting required or permitted pursuant to Article 12 and except as otherwise provided in this Section 5.6, and subject to such additional vesting requirements or conditions as the Committee may establish with respect to the Award, each Award granted under the Program shall be subject to the minimum vesting requirements set forth in the applicable sections of the Program; provided that the Committee may accelerate or provide in the applicable Award Agreement for the accelerated vesting of any Award in connection with a Change in Control, the termination of the Participant’s employment with the Company or service to the Company as a Contractor (including a termination due to the Participant’s death, Disability or Retirement, but not including a termination for cause), or as consideration or partial consideration for a release by the Participant of pending or threatened claims against the Company or a Subsidiary or any of their respective officers, directors or other affiliates (regardless of whether the release is given in connection with a termination of employment or service for cause or other circumstances).  The Committee may, however, accelerate or provide in the applicable Award Agreement for the accelerated vesting of any Award in circumstances not contemplated by the preceding sentence, and/or provide for a vesting schedule that is shorter than the minimum schedule set forth in the applicable sections of the Program (or provide for an Award to be fully vested at grant notwithstanding the other vesting rules of the Program), in such circumstances as the Committee may deem appropriate; provided, however, that the Shares subject to the portion of any such Awards that vest earlier than the minimum vesting dates that would be applicable pursuant to the minimum vesting requirements of the applicable sections of the Program (or, as to any accelerated vesting, provides for accelerated vesting other than in the circumstances contemplated by the preceding sentence) shall not, in the aggregate, exceed ten percent (10%) of the total number of Shares available for award grant purposes under the Program. For purposes of clarity, vesting may occur in one or more installments ratably over any applicable minimum vesting period set forth in other sections of the Program.
Article 6. Stock Options
6.1 Grant of Options. Subject to the terms and provisions of the Program, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.
6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.
6.3 Option Price. The Option Price for each grant of an Option under this Program shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.
6.4 Duration of Options. Each Option granted to a Participant shall expire at such time, not later than the seventh (7th) anniversary date of its grant, as the Committee shall determine.
6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant; provided, however, that, subject to Section 5.6 herein, each Option shall become exercisable over a minimum period of three (3) years measured from the date of grant of the option.
6.6 Payment. Options granted under this Article 6 shall be exercised by the delivery of a written notice (or such other form of notice as the Company may specify) of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares (or a satisfactory “cashless exercise” notice).
The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering previously acquired Shares (by either actual delivery or attestation) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price; (c) by a cashless exercise, as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions and such procedures and limitations as the Company may specify from time to time; (d) by any other means which the Committee determines to be consistent with the Program’s purpose and applicable law; or (e) by a combination of two or more of (a) through (d).
Subject to any governing rules or regulations, including cashless exercise procedures, as soon as practicable after receipt of a notification of exercise and full payment (or a satisfactory “cashless exercise” notice), the Company shall cause to be issued and delivered to the Participant, in certificate form or otherwise, evidence of the Shares purchased under the Option(s).
6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.
6.8 Termination of Employment or Service. Each Participant’s Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.
6.9 Nontransferability of Options.
(a)    Incentive Stock Options. No ISO granted under the Program may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Program shall be exercisable during his or her lifetime only by such Participant.
(b)    Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.
6.10 Substitution of Cash. Unless otherwise provided in a Participant’s Award Agreement, and notwithstanding any provision in the Program to the contrary (including but not limited to Section 14.2), in the event of a Change in Control in which the Company’s stockholders holding Shares receive consideration other than shares of common stock that are registered under Section 12 of the Exchange Act, the Committee shall have the authority to require that any outstanding Option be surrendered to the Company by a Participant for cancellation by the Company, with the Participant receiving in exchange a cash payment from the Company within ten (10) days of the Change in Control. Such cash payment shall be equal to the number of Shares under Option, multiplied by the excess, if any the Fair Market Value of a Share on the date the Change in Control occurs, over the Option Price.
6.11 Additional Rules Applicable to Incentive Stock Options. There shall be imposed in any Award Agreement relating to ISOs such other terms and conditions as from time to time are required in order that the Option be an “incentive stock option” as that term is defined in Code Section 422. No ISO may be granted to any person who, at the time the Option is granted, owns (or is deemed to own under Code Section 424(d)) outstanding Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless the exercise price of such Option is at least 110% of the Fair Market Value of the stock subject to the Option and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.
Article 7. Restricted Stock
7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Program, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.
7.2 Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine. Subject to Section 5.6 herein, the Period of Restriction shall be a minimum of three (3) years measured from the grant date of the Restricted Stock
7.3 Restriction on Transferability. Except as provided in this Article 7, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Program shall be available during his or her lifetime only to such Participant.
7.4 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Program as it may deem advisable including, without limitation, any or all of the following:
(a)    A required period of employment or service as a Contractor with the Company, as determined by the Committee, prior to the vesting of Shares of Restricted Stock.
(b)    A requirement that Participants forfeit (or in the case of Shares sold to a Participant, resell to the Company at his or her cost) all or a part of Shares of Restricted Stock in the event of termination of his or her employment or service as a Contractor during the Period of Restriction.
(c)    A prohibition against employment of Participants holding Shares of Restricted Stock by any competitor of the Company, against such Participants’ dissemination of any secret or confidential information belonging to the Company, or the solicitation by Participants of the Company’s employees for employment by another entity.
Shares of Restricted Stock awarded pursuant to the Program shall be registered in the name of the Participant and, if such Shares are certificated, in the sole discretion of the Committee, may be deposited in a bank designated by the Committee or with the Company. The Committee may require a stock power endorsed in blank with respect to Shares of Restricted Stock whether or not certificated.
Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Program shall become freely transferable (subject to any restrictions under any applicable securities law) by the Participant after the last day of the applicable Period of Restriction.
7.5 Voting Rights. Unless the Committee determines otherwise, Participants holding Shares of Restricted Stock issued hereunder shall be entitled to exercise full voting rights with respect to those Shares during the Period of Restriction.
7.6 Dividends and Other Distributions. Unless the Committee determines otherwise, during the Period of Restriction, Participants holding Shares of Restricted Stock issued hereunder shall be entitled to regular cash dividends paid with respect to such Shares. The Committee may apply any restrictions to the dividends that the Committee deems appropriate.
7.7 Termination of Employment or Service. Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to vest in previously unvested Shares of Restricted Stock following termination of the Participant’s employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Program, and may reflect distinctions based on the reasons for termination.
Article 8. Restricted Stock Units
8.1. Restricted Stock Units Awards. Subject to the terms and conditions of the Program, the Committee, at any time and from time to time, may issue Restricted Stock Units which entitle the Participant to receive the Shares underlying those units following the lapse of specified restrictions (whether based on the achievement of designated performance goals or the satisfaction of specified services or upon the expiration of a designated time period following the vesting of the units).
8.2. Restricted Stock Units Award Agreement. Each Restricted Stock Units award shall be evidenced by a Restricted Stock Units Award Agreement that shall specify the vesting restrictions, the number of Shares subject to the Restricted Stock Units award, and such other provisions as the Committee shall determine. Subject to Section 5.6 herein, Restricted Stock Units shall vest over a minimum period of three (3) years measured from the grant date of the award.

8.3. Restrictions. The Committee shall impose such other conditions and/or restrictions on the issuance of any Shares under the Restricted Stock Units granted pursuant to the Program as it may deem advisable including, without limitation, any or all of the following:
(a)    A required period of service with the Company, as determined by the Committee, prior to the issuance of Shares under the Restricted Stock Units award.
(b)    A requirement that the Restricted Stock Units award be forfeited in whole or in part in the event of termination of the Participant’s employment or service as a Contractor during the vesting period.
(c)    A prohibition against employment of Participants holding Restricted Stock Units by any competitor of the Company, against such Participants’ dissemination of any secret or confidential information belonging to the Company, or the solicitation by Participants of the Company’s employees for employment by another entity.
Except as otherwise provided in this Article 8, Shares subject to Restricted Stock Units under the Program shall be freely transferable (subject to any restrictions under applicable securities law) by the Participant after receipt of such shares.
8.4. Stockholder Rights. Participants holding Restricted Stock Units issued hereunder shall not have any rights with respect to Shares subject to the award until the award vests and the Shares are issued hereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom Shares, on outstanding Restricted Stock Units awards, subject to such terms and conditions as the Committee may deem appropriate.
8.5. Termination of Employment or Service. Each Restricted Stock Units Award Agreement shall set forth the extent to which the Participant shall have the right to vest in previously unvested Shares subject to the Restricted Stock Units award following termination of the Participant’s employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Restricted Stock Unit awards issued pursuant to the Program, and may reflect distinctions based on the reasons for termination.
Article 9. Beneficiary Designation
Each Participant under the Program may, from time to time and to the extent (if any) provided by the Company, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Program is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
Article 10. Deferrals
The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals which shall be consistent with the requirements of Code Section 409A and the Treasury regulations and rulings promulgated thereunder.
Article 11. Rights of Employees and Contractors
11.1 Employment. Nothing in the Program or any Award Agreement shall interfere with or limit in any way the right of the Company or a Subsidiary to terminate at any time any Participant’s employment or service to the Company or a Subsidiary as a Contractor, nor confer upon any Participant any right to continue in the employ of the Company or a Subsidiary or to provide services to the Company or a Subsidiary as a Contractor.
11.2 Participation. No Employee or Contractor shall have the right to be selected to receive an Award under this Program, or, having been so selected, to be selected to receive a future Award.
Article 12. Change in Control
The Board or the Committee may provide in connection with any Change in Control that upon (or, as may be necessary to give effect to the assumption or acceleration and termination, as the case may be, immediately prior to) the occurrence of a Change in Control as to any Award then outstanding that (1) such Award will be assumed by a successor or surviving entity, or a parent thereof, with appropriate adjustments to the Award pursuant to Section 5.4, or (2) such Award will terminate (and not be assumed by a successor or surviving entity, or a parent thereof). In the event an Award is to be so assumed in connection to a Change in Control, then the provisions of the Award Agreement for such Award will apply. In the event an Award is to be so terminated in connection with a Change in Control then, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges and before giving effect to such termination:
(a)    If the Award is an Option that is not subject to performance-based vesting conditions, it shall become immediately exercisable;
(b)    If the Award is Restricted Stock or Restricted Stock Units that are not subject to performance-based vesting conditions, any vesting restrictions imposed on the Award and underlying Shares shall lapse and Restricted Stock Units shall become payable;
(c)    Unless otherwise provided in the applicable Award Agreement, if the Award is subject to performance-based vesting conditions, the Award will vest and become exercisable or payable (as the case may be) on a pro rata basis based upon the target number of shares subject to the Award and upon the length of time within the applicable performance period(s) which has elapsed prior to the Change in Control.
The Board or the Committee may supplement or expressly supersede the provisions of this Article 12 as to an Award in the applicable Award Agreement.
Article 13. Amendment, Modification, and Termination
13.1 Amendment, Modification, and Termination. Subject to the terms of the Program, including Section 14.2, the Board may at any time and from time to time, alter, amend, suspend or terminate the Program in whole or in part. However, stockholder approval shall be required for any amendment only to the extent required by applicable law.
13.2 Awards Previously Granted. Notwithstanding any provision of the Program or of any Award Agreement to the contrary (but subject to Section 6.10 hereof), no termination, amendment, or modification of the Program or amendment of an Award previously granted under the Program shall adversely affect in any material way any Award previously granted under the Program, without the express consent of the Participant holding such Award.
Article 14. Compliance with Applicable Law and Withholding
14.1 General. Notwithstanding anything to the contrary in the Program or any Award Agreement, the following shall apply:
(a)    The Company shall have no obligation to issue any Shares under the Program if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.

(b)    Prior to the issuance of any Shares under the Program, the Company may require a written statement that the recipient is acquiring the Shares for investment and not for the purpose or with the intention of distributing the Shares and that the recipient will not dispose of them in violation of the registration requirements of the Securities Act of 1933.
(c)    With respect to any person who is subject to Section 16(a) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any incentive or payment under the Program or implement procedures for the administration of the Program which it deems necessary or desirable to comply with the requirements of Rule 16b-3 of the Exchange Act.
(d)    If, at any time, the Company determines that the listing, registration, or qualification (or any updating of any such document) of any Award, or the Shares issuable pursuant thereto, is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, any Award, the issuance of Shares pursuant to any Award, or the removal of any restrictions imposed on Shares subject to an Award, such Award shall not be granted and the Shares shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company or the Committee otherwise provides.
14.2 Securities Law Compliance. With respect to Insiders, transactions under this Program are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act.
14.3 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Program.
14.4 Share Withholding. Awards payable in Shares may provide that with respect to withholding required upon any taxable event arising thereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares to satisfy their withholding tax obligations; provided that, unless otherwise provided by the Committee, Participants may only elect to have Shares withheld having a Fair Market Value on the date the tax is to be determined equal to or less than the minimum withholding tax which could be imposed on the transaction. Unless otherwise provided by the Committee, all elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations, including prior Committee approval, that the Committee, in its sole discretion, deems appropriate.
Article 15. Indemnification
Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Program and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
Article 16. Successors
All obligations of the Company under the Program with respect to Awards granted hereunder shall, to the extent legally permissible, be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 17. Legal Construction
17.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
17.2 Severability. In the event any provision of the Program shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if the illegal or invalid provision had not been included.
17.3 Governing Law. To the extent not preempted by federal law, the Program, and all Award or other agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Delaware without giving effect to principles of conflicts of laws.
Article 18. Recoupment Policy
The Awards granted under the Program are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of Awards or any Shares or other cash or property received with respect to the Awards (including any value received from a disposition of the Shares acquired upon payment of the Awards).